Exhibit 3.1.3

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT NO. 2

TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED

OF

FIRST TRADE UNION BANCORP INC.

First Trade Union Bancorp Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

FIRST: The name of the Corporation is First Trade Union Bancorp Inc.

SECOND: That the Amended and Restated Certificate of Incorporation, as amended, is hereby amended to change the name of the Corporation from “First Trade Union Bancorp Inc.” to “Radius Bancorp Inc.” and to delete the current Article 1. Name in its entirety and to set forth a new Article 1. Name as follows, all with effect as of September 18, 2014 at the time of filing of this Certificate of Amendment:

“Article 1. Name

The name of this corporation is RADIUS BANCORP INC. (the “Corporation”).”

THIRD: That this Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name on September 18th, 2014.

FIRST TRADE UNION BANCORP INC.

By:	/s/ Michael A. Butler
Authorized Officer
Title:	President and Chief Executive Officer
Name:	Michael A. Butler